Exhibit 10.2
SIRENZA MICRODEVICES, INC.
FORM OF AMENDMENT TO CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Amendment to the Change of Control Severance Agreement (the “Amendment”) is made as of October ___, 2007, by and between Sirenza Microdevices, Inc. (the “Company”) and Gerald Quinnell (the “Employee”).
RECITALS
     WHEREAS, the Company and Employee entered into that certain Change of Control Severance Agreement dated December 1, 1998 (the “Agreement”).
     WHEREAS, the Company and Employee desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Company and Employee agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:
AGREEMENT
     1.     Severance Payments. Section 4(b)(i) of the Agreement, entitled “Severance Payments,” is hereby amended to read in its entirety as follows:
(i)     Severance Payments. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall be entitled to receive continuing payments of severance pay during the Compensation Continuation Period at a rate equal to the Employee’s base salary (as in effect immediately prior to the Change of Control). Such severance payments shall be paid in accordance with the Company’s normal payroll practices. In addition, during the Compensation Continuation Period, the Company shall provide Employee reimbursement for premiums paid for continued health care coverage (medical, dental, vision) and life insurance coverage for Employee and Employee’s spouse and dependents for coverage equivalent to the coverage such persons received under any group health plans or life insurance policies of the Company immediately prior to Employee’s termination of employment.
     2.     Limitation on Payments. Section 5 of the Agreement, entitled “Limitation on Payments,” is hereby amended to read in its entirety as follows:
5.     Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under this Agreement shall be payable to such lesser amount which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order unless the Employee elects in writing a different order prior to the date on which the event that triggers the severance payments and benefits due hereunder occurs: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Employee. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s equity awards unless Employee elects in writing a different order for cancellation prior to the triggering event.
     3.     Code Section 409A. The following shall be added as Section 10 of the Agreement:
10.     Code Section 409A.
          (a)     Notwithstanding anything to the contrary in this Agreement, no severance benefits pursuant to Section 4(b)(i) of this Agreement, with the exception of the reimbursement for premiums paid for continued health care coverage (medical, dental, vision) for Employee and Employee’s spouse and dependents, will be considered due or payable until and unless Employee has a “separation from service” within the meaning of Section 409A of the Code, and the final regulations and any other guidance promulgated thereunder, as they each may be amended from time to time (“Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s “separation from service” for purposes of Section 409A (other than due to death), then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, in each case which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Employee on or within the six

(6) month period following Employee’s “separation from service” will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s “separation from service.” All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
          (b)     It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Employee.
     4.     Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
     5.     Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
     6.     Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.
     7.     Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
     8.     Governing Law. This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.
     9.     Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Employee.
(Signature page follows)

     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

GERALD QUINNELL	SIRENZA MICRODEVICES, INC.

Signature	Signature

Gerald Quinnell

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(Signature page to Amendment to Quinnell Agreement)